UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   ROSE, THOMAS L.

   DEAN FOODS COMPANY
   555 COLMAN CENTER DRIVE
   ROCKFORD, IL  61125
2. Issuer Name and Ticker or Trading Symbol
   DEAN FOODS COMPANY
   DF
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   07/31/97
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   PRESIDENT & COO
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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DEAN FOODS COMPANY COMMON S|7/3/97|M   | |10,000            |A  |26.87      |                   |      |                           |
TOCK                       |      |    | |                  |   |           |                   |      |                           |
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DEAN FOODS COMPANY COMMON S|7/3/97|S   | |10,000            |D  |42.75      |                   |      |                           |
TOCK                       |      |    | |                  |   |           |                   |      |                           |
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DEAN FOODS COMPANY COMMON S|7/8/97|M   | |3594              |A  |29.87      |                   |      |                           |
TOCK                       |      |    | |                  |   |           |                   |      |                           |
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DEAN FOODS COMPANY COMMON S|7/8/97|S   | |3594              |D  |43.75      |                   |      |                           |
TOCK                       |      |    | |                  |   |           |                   |      |                           |
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DEAN FOODS COMPANY COMMON S|7/9/97|M   | |7624              |A  |29.87      |                   |      |                           |
TOCK                       |      |    | |                  |   |           |                   |      |                           |
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DEAN FOODS COMPANY COMMON S|7/9/97|S   | |7624              |D  |43.375     |                   |      |                           |
TOCK                       |      |    | |                  |   |           |                   |      |                           |
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DEAN FOODS COMPANY COMMON S|7/9/97|M   | |16,467            |A  |28.13      |                   |      |                           |
TOCK                       |      |    | |                  |   |           |                   |      |                           |
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DEAN FOODS COMPANY COMMON S|7/9/97|S   | |16,467            |D  |43.375     |                   |      |                           |
TOCK                       |      |    | |                  |   |           |                   |      |                           |
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DEAN FOODS COMPANY COMMON S|7/1/97|M   | |1371              |A  |26.87      |                   |      |                           |
TOCK                       |      |    | |                  |   |           |                   |      |                           |
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DEAN FOODS COMPANY COMMON S|7/1/97|S   | |1371              |D  |40.375     |                   |      |                           |
TOCK                       |      |    | |                  |   |           |                   |      |                           |
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DEAN FOODS COMPANY COMMON S|7/2/97|M   | |5000              |A  |26.87      |                   |      |                           |
TOCK                       |      |    | |                  |   |           |                   |      |                           |
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DEAN FOODS COMPANY COMMON S|7/2/97|S   | |5000              |D  |42.8125    |                   |      |                           |
TOCK                       |      |    | |                  |   |           |                   |      |                           |
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DEAN FOODS COMPANY COMMON S|7/7/97|M   | |1000              |A  |26.87      |                   |      |                           |
TOCK                       |      |    | |                  |   |           |                   |      |                           |
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DEAN FOODS COMPANY COMMON S|7/7/97|S   | |1000              |D  |43.125     |                   |      |                           |
TOCK                       |      |    | |                  |   |           |                   |      |                           |
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DEAN FOODS COMPANY COMMON S|7/8/97|M   | |1406              |A  |26.87      |                   |      |                           |
TOCK                       |      |    | |                  |   |           |                   |      |                           |
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DEAN FOODS COMPANY COMMON S|7/8/97|S   | |1406              |D  |43.75      |                   |      |                           |
TOCK                       |      |    | |                  |   |           |                   |      |                           |
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DEAN FOODS COMPANY COMMON S|7/1/97|M   | |9929              |A  |27.50      |                   |      |                           |
TOCK                       |      |    | |                  |   |           |                   |      |                           |
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DEAN FOODS COMPANY COMMON S|7/1/97|S   | |9929              |D  |40.375     |22,113             |D     |                           |
TOCK                       |      |    | |                  |   |           |                   |      |                           |
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                           |      |    | |                  |   |           |18,812             |I     |SPOUSE                     |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
NON-QUALIFIED STOCK OP|26.87   |7/3/9|C,M | |4611       |D  |     |     |COMMON STOCK|4611   |       |            |   |            |
TION                  |        |7    |    | |           |   |     |     |            |       |       |            |   |            |
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NON-QUALIFIED STOCK OP|29.87   |7/8/9|C,M | |3594       |D  |     |     |COMMON STOCK|3594   |       |            |   |            |
TION                  |        |7    |    | |           |   |     |     |            |       |       |            |   |            |
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NON-QUALIFIED STOCK OP|29.87   |7/9/9|C,M | |534        |D  |     |     |COMMON STOCK|534    |       |            |   |            |
TION                  |        |7    |    | |           |   |     |     |            |       |       |            |   |            |
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NON-QUALIFIED STOCK OP|28.13   |7/9/9|C,M | |7001       |D  |     |     |COMMON STOCK|7001   |       |            |   |            |
TION                  |        |7    |    | |           |   |     |     |            |       |       |            |   |            |
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NON-QUALIFIED STOCK OP|26.87   |7/1/9|M   | |1371       |D  |     |     |COMMON STOCK|1371   |       |            |   |            |
TION                  |        |7    |    | |           |   |     |     |            |       |       |            |   |            |
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NON-QUALIFIED STOCK OP|26.87   |7/2/9|M   | |5000       |D  |     |     |COMMON STOCK|5000   |       |            |   |            |
TION                  |        |7    |    | |           |   |     |     |            |       |       |            |   |            |
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NON-QUALIFIED STOCK OP|26.87   |7/3/9|M   | |5389       |D  |     |     |COMMON STOCK|5389   |       |            |   |            |
TION                  |        |7    |    | |           |   |     |     |            |       |       |            |   |            |
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NON-QUALIFIED STOCK OP|26.87   |7/7/9|M   | |1000       |D  |     |     |COMMON STOCK|1000   |       |            |   |            |
TION                  |        |7    |    | |           |   |     |     |            |       |       |            |   |            |
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NON-QUALIFIED STOCK OP|26.87   |7/8/9|M   | |1406       |D  |     |     |COMMON STOCK|1406   |       |            |   |            |
TION                  |        |7    |    | |           |   |     |     |            |       |       |            |   |            |
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NON-QUALIFIED STOCK OP|29.87   |7/9/9|M   | |7090       |D  |     |     |COMMON STOCK|7090   |       |            |   |            |
TION                  |        |7    |    | |           |   |     |     |            |       |       |            |   |            |
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NON-QUALIFIED STOCK OP|28.13   |7/9/9|M   | |9466       |D  |     |     |COMMON STOCK|9466   |       |            |   |            |
TION                  |        |7    |    | |           |   |     |     |            |       |       |            |   |            |
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NON-QUALIFIED STOCK OP|27.50   |7/1/9|M   | |9929       |D  |     |     |COMMON STOCK|9929   |       |32,932      |D  |            |
TION                  |        |7    |    | |           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
SIGNATURE OF REPORTING PERSON
THOMAS L. ROSE
DATE
08/10/97